SUBSIDIARIES OF T. ROWE PRICE GROUP, INC.                        EXHIBIT 21
DECEMBER 31, 2018

Subsidiary companies (1)	Place of incorporation
T. Rowe Price Advisory Services, Inc.	Maryland
T. Rowe Price Associates, Inc.	Maryland
TRP Suburban, Inc.	Maryland
TRP Suburban Second, Inc.	Maryland
TRP Colorado Springs, LLC	Maryland
TRP Office Florida, LLC	Maryland
T. Rowe Price Trust Company	Maryland
T. Rowe Price Investment Services, Inc.	Maryland
T. Rowe Price Services, Inc.	Maryland
T. Rowe Price Retirement Plan Services, Inc.	Maryland
T. Rowe Price (Canada), Inc.	Maryland
TRPH Corporation	Maryland
T. Rowe Price Capital Appreciation & Income Fund, Inc.	Maryland
T. Rowe Price Credit Opportunities Fund, Inc.	Maryland
T. Rowe Price Institutional International Funds, Inc.	Maryland
T. Rowe Price Quantitative Management Funds, Inc.	Maryland
T. Rowe Price Index Trust, Inc.	Maryland
T. Rowe Price Multi-Sector Account Portfolios, Inc.	Maryland
T. Rowe Price Multi-Strategy Total Return Fund, Inc.	Maryland
T. Rowe Price Total Return Fund, Inc.	Maryland
T. Rowe Price Intermediate Tax-Free High Yield Fund, Inc.	Maryland
T. Rowe Price International Ltd	United Kingdom
T. Rowe Price UK Ltd.	United Kingdom
T. Rowe Price Hong Kong Limited	Hong Kong
T. Rowe Price Singapore Private Ltd.	Singapore
T. Rowe Price (Switzerland) GmbH	Switzerland
T. Rowe Price (Luxembourg) Management Sarl	Luxembourg
T. Rowe Price Japan, Inc.	Japan
T. Rowe Price Australia, Ltd.	Australia
(1)Other subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.